Exhibit 99.1
Natural Gas Services Group, Inc. Announces the Appointment of Anthony Gallegos to its Board of Directors

Midland, Texas, April 3, 2025 – Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE: NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, announced that its Board of Directors (the “Board”) appointed Anthony Gallegos to the Board on April 1, 2025. Mr. Gallegos fills the position vacated by David Bradshaw in connection with his retirement from the Board in December 2024.

"On behalf of the entire team at NGS, we are excited to welcome Anthony Gallegos to the Board of Directors,” said Justin Jacobs, Chief Executive Officer. “Anthony brings a wealth of experience from his distinguished career in the energy sector where he has consistently demonstrated exceptional operational expertise. His deep understanding of our industry, along with his vast network, will be invaluable as we navigate the next phase of growth at NGS. The Board and I are eager to collaborate with Anthony as we focus on driving shareholder value and advancing our mission to deliver innovative natural gas compression solutions.”

Commenting on his appointment, Mr. Gallegos stated, “I am excited to work alongside the Directors and executive team of Natural Gas Services Group, and I look forward to leveraging my experiences and expertise to help drive shareholder value. The company has done an extraordinary job driving innovation, growing its fleet, and expanding both its customer base and pipeline for future growth. It is my goal to work together to uncover new ways of driving growth and profitability and an improved customer experience.”

Stephen Taylor, Chairman of the Board added, “We are delighted to add someone of Anthony’s background and experience to our Board of Directors as he brings exceptional expertise in the oilfield services industry and across various functional areas of our business. His knowledge will serve our company, our customers, and our shareholders well as we continue to execute our long-term growth plans.”

Mr. Gallegos has more than 30 years of experience in the offshore, international, and US land drilling business. He currently serves as President, Chief Executive Officer and Director of Independence Contract Drilling, Inc. (ICD), positions he has held since October 2018. Prior to his role with ICD, Anthony held various executive positions with Sidewinder Drilling Company, a company he co-founded in 2011, until Sidewinder’s merger with ICD in October 2018. Previously, Anthony held various leadership positions in the areas of operations, marketing, and corporate planning with Scorpion Offshore Ltd., Transocean Offshore, Atwood Oceanics, and Ensco, all publicly listed companies.

Mr. Gallegos began his career working as a roughneck on offshore drilling rigs in the U.S. Gulf of Mexico. He is a member of the Society of Petroleum Engineers and the International Association of Drilling Contractors. He is also a veteran of the U.S. Army and holds a B.B.A. from Texas A&M University and an M.B.A. from Rice University.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of natural gas compression equipment, technology, and services to the energy industry. The Company rents, operates and maintains natural gas compressors for oil and gas production and processing facilities. In addition, the Company designs and assembles compressor units for rental to its customers and provides aftermarket services in the form of call-out services on customer-owned equipment as well as commissioning of new units for customers. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:
Anna Delgado, Investor Relations
(432) 262-2700
ir@ngsgi.com www.ngsgi.com